Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-218193) of Biohaven Pharmaceutical Holding Company Ltd. of our report dated August 24, 2017 relating to the financial statements of Kleo Pharmaceuticals, Inc., which appears in Current Report on Form 8-K/A dated August 24, 2017 of Biohaven Pharmaceutical Holding Company Ltd.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

December 21, 2017